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                                                                      Exhibit 21



                         Subsidiaries of the Registrant
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                                                                                       State or
                                                                   Percent        Other Jurisdiction
     Parent Company                   Subsidiary                    Owned          of Incorporation
     --------------                   ----------                    ------        -------------------

WSFS Financial Corporation    Wilmington Savings Fund Society,       100%         United States
                              Federal Savings Bank


Wilmington Savings Fund       Star States Development Company        100          Delaware
Society, Federal              838 Investment Group, Inc. (1)         100          Delaware
Savings Bank                  WSFS Credit Corporation                100          Delaware
                              Community Credit Corporation           100          Delaware
                              Providential Home Income Plan, Inc.    100          Delaware


Star States Development       Star States Brandywine, Inc.           100          Delaware
Company                       Star States Eagle, Inc.                100          Delaware
                              Star States Gate, Inc.                 100          Delaware
                              Star States Southwood, Inc.            100          Delaware
                              Star States Woods, Inc.                100          Delaware
                              Thornwood-Star, Inc.                   100          Delaware
                              SAM Management, Limited                100          Delaware
                              RIG, Inc.                              100          Delaware



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(1) Formerly Star States Financial Services, Inc.